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                                                                    EXHIBIT 99.1

CMI MOVES FORWARD WITH DEBT RESTRUCTURING BY COMMENCING VOLUNTARY CHAPTER 11 CASE AND FILING PRENEGOTIATED CHAPTER 11 PLAN

Press Release - For Immediate Release

Columbia, South Carolina, November 27, 2001 - CMI Industries, Inc. announced today that the Company and its subsidiaries commenced voluntary chapter 11 cases in the United States Bankruptcy Court in Wilmington, Delaware for the purpose of implementing a previously announced restructuring agreement with its largest creditors. Pursuant to the Company's chapter 11 plan, which was filed together with the Company's voluntary petitions for relief, the Company's unsecured creditors will receive substantially all of the proceeds from the liquidation of CMI's non-operating assets, $38.375 million in new promissory notes and an indirect 100% ownership interest in the Company's Elastic Fabrics of America LLC subsidiary ("Elastics"). If an acceptable proposal for the purchase of the Elastics business is received during the pendency of the chapter 11 cases, creditors will receive the proceeds from the sale of Elastics in lieu of the new notes and equity. CMI has hired the investment bank, SunTrust Robinson Humphrey as financial advisor to the Elastics business.

All Elastics' operations will continue as usual without interruption during the pendency of the chapter 11 cases. In that regard, the Company has obtained a new debtor-in-possession credit facility in the amount of $10 million to ensure that all of Elastics' working capital requirements are satisfied. The Company also anticipates obtaining special bankruptcy court authorization to honor all obligations to Elastics' employees, vendors and customers in the ordinary course of business. In addition, the Company's chapter 11 plan specifically provides that all Elastics' creditors will be paid in full in compliance with the terms of existing arrangements or agreements and without any impairment whatsoever.

Mr. Joseph L. Gorga, President of the Company, stated that "The filing of our chapter 11 plan marks the successful culmination of the Company's nine-month effort to restructure its finances. The lengthy process has produced a winning result for all concerned. The heart of our strategy has always been to maximize value by insulating the Elastics' business from any potential adverse effects arising from the reorganization process. As we begin the stretch run, I think everyone can confidently say: `Mission Accomplished.' It's `business as usual' at Elastics with our outstanding workforce producing superior product for current and future delivery to our customers. The combination of the Company's significant cash reserves and the $10 million working capital facility provided by our lender, Fleet Capital Corporation, ensures our Elastics' business of having the financial wherewithal to support the growth opportunities before it."

"Elastics' operations have continued to be profitable throughout the process and have shown healthy signs of growth in recent months." As noted further by Mr. Gorga, "Elastics' significant sales, profit momentum and market acceptance made Elastics the cornerstone of our


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restructuring effort. The strategy implemented by our Board of Directors and negotiated with our bondholders maximizes value and is clearly in the best interest of all interested parties."

Mr. Daniel Arbess, Head of the Special Situations Group at Triton Partners and a member of the Informal Committee of Holders of CMI's 9 1/2% Senior Subordinated Notes observed, "CMI's chapter11 plan is the product of extensive arms-length negotiations. It recognizes the Company's economic reality and provides a sound framework for maximizing value. As a consequence, we firmly support the plan and look forward to its swift confirmation, which should occur by early in 2002."

CMI, Industries, Inc. and its subsidiaries manufacture textile products that serve a variety of markets, including the intimate apparel, sportswear and industrial/medical markets. Headquartered in Columbia, South Carolina, the Company operates manufacturing facilities in Greensboro, North Carolina and Stuart, Virginia. The Company had net sales from continuing operations of $85.2 million in 2000.

This press release contains statements that are forward looking statements within the meaning of the applicable federal securities laws and are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results that differ materially from those anticipated. Such risks and uncertainties include, among other things, global economic activity, the success of the Company's overall business strategy, the Company's relationship with its principal customers and suppliers, the demand for textile products, the cost and availability of raw materials and labor, the level of the Company's indebtedness and the exposure to interest rate fluctuations, governmental legislation and regulatory changes, and the long term implications of regional trade blocks and the effect of quota phase-out and lowering of tariffs under the WTO trade regime, restrictions on the Company's business and operations imposed by the Company's lenders and the court processes, and the Company's ability to operate under current industry conditions.

For further information, please contact James A. Ovenden, Chief Financial Officer and Executive Vice President at 803-771-4434.